EXHIBIT 3.3

CERTIFICATE OF DESIGNATIONS OF RIGHTS,

PRIVILEGES, AND PREFERENCES
OF

SERIES A SUPER VOTING PREFERRED STOCK
OF

VORTEX BRANDS CO.

The name of this corporation is VORTEX BRANDS CO.

I, Tom Olmstead, the Chief Executive Officer and Chief Financial Officer, respectively, of Vortex Brands Co.., a corporation organized and existing under the Laws of the State of Colorado (the “Corporation”), DO HEREBY CERTIFY THAT:

The Board of Directors of the Corporation on May 12, 2014 adopted the following resolution creating a series of its preferred stock designated the “Series A Super Voting Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation dated May 6, 2005, the Board of Directors of the Corporation by unanimous resolution does hereby designate the terms, and authorize and provide for the issuance of the "Series A Super Voting Preferred Stock,” consisting initially of 2,000,000 shares, having the voting powers, preferences and relative participating rights, and the qualifications, limitations or restrictions that are set forth as follows:

A. Designation and Amount. The shares of such series shall be designated as “Series A Super Voting Preferred Stock”, par value $0.001 per share, and the number of shares constituting such series initially shall be 2,000,000. Such amount may be increased or decreased by the resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of the Series A Preferred Stock to less than the number of shares then issued and outstanding, fully diluted.

B. Rights, Preferences and Restrictions of Series A Super Voting Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below:

1. Rank. The Series A Super Voting Preferred Stock, except as otherwise stated herein, in respect of dividends and distributions upon a Liquidation Event, shall rank senior to all classes of common stock of the Corporation, and each other class of Capital Stock or series of Preferred Stock hereafter created that does not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock as to dividends and distributions upon a Liquidation Event ("Junior Stock"). The Series A Preferred Stock shall, in respect of dividends and distributions upon a Liquidation Event, rank on a parity with (a) the Common Stock, and (b) any class of Capital Stock or series of Preferred Stock hereafter created that expressly provides that it ranks on a parity with the Series A Preferred Stock as to dividends and distributions upon a Liquidation Event ("Parity Stock"); provided, however, that any such Parity Stock, other than the Common Stock, that was not approved in writing by the majority of the Holders shall be deemed to be Junior Stock and not Parity Stock. The Series A Preferred Stock shall, in respect of dividends and distributions upon a Liquidation Event, rank junior to each class of Capital Stock or series of Preferred Stock hereafter created that has been approved in writing by the majority of the Holders and that expressly provides that it ranks senior to the Series A Preferred Stock as to dividends or distributions upon Liquidation Event ("Senior Stock").

2. Dividend Provisions. Beginning on the Issue Date, the Holders of the outstanding shares of Series A Super Voting Preferred Stock shall be entitled to receive dividend distributions when and if dividend distributions are declared and authorized on the Common Stock by the Board of Directors, provided that, each share of the Series A Super Voting Preferred Stock shall have rights, privileges and preferences on dividend distributions equal to one hundred (100) shares of Common Stock.

3. Liquidation Preference.

(a) In the event of a Liquidation Event, the Holders of the Series A Super Voting Preferred Stock shall have the same rights as holders of Common Stock, except that each share of outstanding Series A Super Voting Preferred Stock shall have one hundred (100) times the rights as each share of Common Stock (“Liquidation Ratio”). Collectively, the holders of the then outstanding shares of Common Stock and the holders of the then outstanding shares of Series A Super Voting Preferred Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to such stockholders. The distribution shall be ratable, in proportion to the number of shares of the Common Stock and/or Series A Preferred Stock held by them, after giving effect to the Liquidation Ratio.

(b) A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, or (B) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least fifty percent (50%) of the outstanding Series A Super Voting Preferred Stock (voting together as a single class and not as separate series). The Corporation shall give each holder of record of Series A Super Voting Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article II.B.3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Series A Super Voting Preferred Stock that (i) are entitled to such notice rights or similar notice rights and (ii) represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock (voting together as a single class and not as separate series).

4. Redemption. The Series A Preferred Stock shall not be redeemable.

5. Conversion. The Series A Preferred Stock shall not be convertible into Common Stock.

6. Voting Rights. Each holder of outstanding shares of Series A Super Voting Preferred Stock shall be entitled to the number of votes equal to equal to two thousand five hundred (2,500) Common Shares. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series A Super Voting Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

C. Definitions.

As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

"Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of the Corporation.

"Common Stock" means any and all shares of the Corporation’s $0.001 par value common stock.

"Corporation" means Vortex Brands Co., a Colorado corporation, and its successors.

"Holder" means a holder of a share or shares of Series A Super Voting Preferred Stock as reflected in the stock books of the Corporation.

"Issue Date" means the date of original issuance of the applicable shares of Series A Preferred Stock.

"Junior Stock" has the meaning ascribed to it in Article II.B.1. hereof.

“Liquidation Event” shall have the meaning set forth in Article II.B.3(b).

"Parity Stock" has the meaning ascribed to it in Article II.B.1. hereof.

"Senior Stock" has the meaning ascribed to it in Article II.B.1. hereof.

"Series A Super Voting Preferred Stock" has the meaning ascribed to it in Article II.A. hereof.

IN WITNESS WHEREOF, Vortex Brands Corp. has caused its duly authorized officer to execute this Certificate on this the 11th day of June 2014.

Vortex Brands, Co.

By:	/s/ Tom Olmstead
Tom Olmstead
Chief Executive Officer